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                                 OSP PUBLISHING, INC.
                                 5548 LINDBERGH LANE
                                   BELL, CA   90201

                                 PHONE (213) 980-4300
                                  FAX (213) 263-9419


October 6, 1997

Alan Saloner
Senoral, Inc.
8474 Commerce Avenue
Suite B
San Diego, CA   92121


Dear Mr. Saloner:

In connection with the notice of default of the obligations of OSP Publishing, Inc. to Golden State Graphics, Inc., Foothill Capital or Senoral, Inc. and in furtherance of the proposed disposition of all collateral security held by the lenders at public sale the undersigned waives all rights under Sections 9504 and 9506 of the Uniform Commercial Code relating to notice regarding the intended disposition of the collateral, any right of redemption that the undersigned may hold in connection therewith, and any claim arising in favor of the undersigned relating to such disposition and all rights to restrain or enjoin such disposition as may be made under Section 9507(1).

Sincerely,

OSP Publishing, Inc.

By:     /S/ KEVIN CVENGROS
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Its:       Controller
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Global One Distribution and
Merchandising Inc., codebtor


By:    /S/ DOUGLASS E. COY
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Its: Chief Executive Officer
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